Exhibit 10.27

HSF BUSINESS ADVISORS LLC
115 East 82nd St. Suite 2A
New York, NY 1028
917-816-3088
fischerhs@aol.com

October 11, 2009

Avax Technologies, Inc.
2000 Hamilton Street
Suite 204
Philadelphia, PA 19130

Attention:	John Prendergast
Executive Chairman

Dear Mr. Prendergast:

This letter confirms our understanding that Avax Technologies, Inc. (the “Company”) has engaged HSF Business Advisors LLC (“Consultant”) for the services of its President, Howard S. Fischer, to provide consulting services (the “Services”) for the Company. References herein to the Company include affiliates of the Company and any entity that the Company or any of its affiliates may form or invest in to pursue any of the matters contemplated hereby. If appropriate in connection with performing its services hereunder, Consultant may utilize the services of one or more of its affiliates or other persons, in which case references herein to Consultant shall, as applicable, be deemed to include such affiliates or persons.

1.	Services. The Services to be provided by Consultant, pursuant to this engagement, shall be those typically expected of a Chief Financial Office who has the assistance of a corporate controller.

2.
Compensation. Consultant shall receive a fees for services provided hereunder: (i) $42,500 upon the completion of the closing of the contemplated bridge financing (the “Firebird Bridge Financing”) of the Company by Firebird Management or one or more of its affiliates (“Firebird”), (ii) $37,500 on October 27, 2009; (iii) $25,000 on November 23, 2009. The Company shall make payment by wire transfer to the account supplied by Consultant (attached hereto as Exhibit A) or such successor account as Consultant shall subsequently supply. In addition, upon the closing of the Firebird Bridge Financing, the Company shall issue warrants, with a term of 5 years, to Consultant equal to 2.0% of the fully-diluted equity of the Company assuming that the Company effects a $32.5 million financing at a pre-money valuation equal to that accorded Firebird in the bridge financing (the “Firebird Valuation”), with the exercise price at a per-share price equal to the Firebird Valuation, provided however, that should the U.S. Internal Revenue Services determine that the issuance of the warrants to Consultant would result in taxable income to Consultant, Consultant in its sole discretion may request that the terms of the warrants be adjusted so that no taxable income would be reportable by Consultant. The warrants shall contain a cashless exercise feature. The Company represents that as of the date of the Firebird Bridge Financing the Company will be insolvent and that there is no active trading market for any warrants issued by the Company.

Avax Technologies, Inc.
October 11, 2009

3.
Expense Reimbursement. Consultant shall also be promptly reimbursed, upon the presentation of a statement to the Company for all reasonable out-of-pocket expenses incurred in connection with its role hereunder, including but not limited to: reasonable attorneys’ and advisors fees and disbursements (if approved by the Company, which approval shall not be unreasonably withheld), travel expenses incurred in connection with the Services, purchased research, the cost of telecommunications, supplies, photocopies, business services, postage and overnight carrier costs.

4.
Term. This agreement shall commence on the day following the closing of the Firebird Bridge Financing and terminate on December 31, 2009. This agreement may be terminated with or without cause by either party upon 10 days written notice, provided however, that if Consultant is terminated prior to the date when the November 23, 2009, $25,000 installment is due, the Company shall, upon delivery of the termination notice pay Consultant an amount equal to the first two payments less any amounts from such first two payments previously remitted to the Consultant plus Consultant’s pro rata share of the final $25,000 payment for the number of days into December 2009 (if applicable) that the Consultant will serve until such termination becomes effective. Should the Company fail to cure any unremitted payment due Consultant within five (5) business days following the due date, such failure shall be deemed a notice of termination by the Company to Consultant and this agreement shall terminate 10 days thereafter. In the event, Consultant terminates prior to December 31, 2009, Consultant shall be entitled to retain the first $42,500 payment irrespective of the date of termination and $12,500 of the second payment if Consultant termination does not become effective before October 31, 2010. Consultant shall be entitled to retain the balance of the second payment ($25,000) if the effective date of Consultant’s termination occurs after October 31, 2009, and the full amount of the third payment ($25,000) if the effective date of termination occurs after November 30, 2009 and the provided however, that Consultant will promptly reimburse the Company, if such termination becomes effective in October in an amount equal to the number of days consultant has not served from the earlier of October 15, 2009 or the closing date to October 31, 2009 divided by 16 and taking that quotient and multiplying it by $12,500. If such termination becomes effective in November, Consultant will reimburse the Company an amount equal to the number of days not served in November divided by 30 and multiplying that quotient by $25,000. If such termination becomes effective in December, Consultant will reimburse the Company an amount equal to the number of days not served in December divided by 31 and multiplying that quotient by $25,000. Notwithstanding the above, Consultant shall make no reimbursement if the Company has failed to remit to Consultant any payment(s) due in the month(s) prior to termination. If the Company has failed to remit any payment due in the month(s) prior to the effective termination date and in the event of a termination by Consultant, the Company’s outstanding obligation to Consultant shall be calculated by taking the abovementioned formulas into consideration. Any termination of Consultant’s engagement hereunder shall not affect the Company’s obligation to indemnify Consultant with respect to actions and omissions prior to such termination as provided in the separate letter agreement referred to below and to reimburse Consultant for out-of-pocket expenses.

Avax Technologies, Inc.
October 11, 2009

5.
No Responsibility for Underlying Business Decisions. In rendering its services to the Company hereunder Consultant is not assuming any responsibility for the Company’s underlying business decision to pursue any business strategy or to undertake the contemplated transaction.

6.
Information Availability. The Company shall make available to Consultant all information concerning the Company that Consultant reasonably requests in connection with the Services to be performed for the Company hereunder, and shall provide Consultant with reasonable access to the Company’s officers, directors, employees, independent accountants, systems engineers, IT personnel and other advisors and agents as Consultant shall deem appropriate. The Company represents that all information furnished by it or on its behalf to Consultant will be accurate and complete in all material respects. The Company recognizes and confirms that, in advising the Company and in completing its engagement hereunder, Consultant will be using and relying on publicly available information and on data, material, and other information furnished to Consultant by the Company, Firebird and other parties. It is understood that in performing under this engagement Consultant may assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished.

7.
No Disclosure. No advice rendered by Consultant whether formal or informal, may be disclosed in whole or in part, or summarized, excerpted from or otherwise publicly referred to, without Consultant’s prior written consent. In addition, Consultant may not be otherwise being publicly referred to without its prior written consent.

Avax Technologies, Inc.
October 11, 2009

8.
Indemnification. Since Consultant will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter agreement attached hereto, providing for the indemnification by the Company of Consultant and certain related entities.

9.
Independent Contractor. Consultant has been retained under this agreement as an independent contractor with no fiduciary or agency relationship to the Company or to any other party. The advice (oral or written) rendered by Consultant pursuant to this agreement is intended solely for the benefit and use of the Senior Management and Board of Directors of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Consultant be made by the Company without the prior written consent of Consultant.

10.
Other Services. In the event that Consultant agrees to provide additional advisory services to the Company (other than the advisory services specifically described herein), then the Company may pay additional fees to Consultant in such amounts as shall be customary given the nature of the services provided, and such services shall be provided upon such other terms as the Company and Consultant shall mutually agree in writing.

11.
Legal. This agreement shall be deemed made in New York. This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s rules concerning conflicts of laws that might provide for any other choice of law. The Company hereby irrevocably consents to personal jurisdiction in the Supreme Court of the State of New York in New York County, Commercial Part, or any Federal court sitting in the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this agreement or any of the agreements or transactions referred to herein or contemplated hereby, which is brought by or against the Company, hereby waives any objection to venue with respect thereto, and hereby agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court, and that such courts shall have exclusive jurisdiction over any claims arising out of or relating to such agreements or transactions. The Company hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth above, such service to become effective ten (10) days after such mailing. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED.

Avax Technologies, Inc.
October 11, 2009

12.
Counterparts. This agreement may be executed in counterparts, each of which together shall be considered a single document. This agreement shall be binding upon Consultant and the Company and their respective successors and assigns. This agreement is not intended to confer any rights upon any shareholder, creditor, owner or partner of the Company or AVAX, or any other person not a party hereto other than the indemnified persons referenced in the indemnification agreement referred to above.

13.
Successors and Assigns. This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other.

14.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, oral or written representations, statements, negotiations, proposals and undertakings with respect to the subject matter hereof. This Agreement shall not be modified or amended except by a writing executed by the Parties. We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours,

HSF BUSINESS ADVISORS LLC

/s/ Howard S. Fischer
Howard S. Fischer
President and Managing Member

Accepted and Agreed to:

AVAX TECHNOLOGIES, INC.

By:	/s/ John Prendergast
John Prendergast
Executive Chairman & CEO

Avax Technologies, Inc.
2000 Hamilton Street
Suite 204
Philadelphia, PA 19130

October 11, 2009

HSF Business Advisors LLC
115 East 82nd St. Suite 2A
New York, NY 10028

Attention:	Howard S. Fischer
President and Managing Member

In connection with your engagement (the “engagement”) dated October 11, 2009 to provide consulting services to Avax Technologies, Inc. (the “Company”), we agree to indemnify and hold harmless HSF Business Advisors LLC (“Consultant”) and its members, partners, agents, representatives and employees (“Indemnified Persons”), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (A) related to or arising out of: (i) our actions or failures to act (including statements or omissions made or information provided, by us or our agents) or (ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence.

If such indemnification is for any reason not available, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand, provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction or services provided, whether or not consummated, contemplated by the engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the engagement.

HSF Business Advisors LLC
October 11, 2009

Promptly after receipt by an Indemnified Person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify us will relieve us from any liability which we may have hereunder only if and to the extent that such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability that we may have to any Indemnified Person otherwise than under this letter agreement. If we so elect or are requested by such Indemnified Person, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Indemnified Person and the payment of the fees and disbursements of such counsel. In the event, however, such Indemnified Person reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of any such action or proceeding include both an Indemnified Person and us, and such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to us, or if we fail to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnified Person, in either case in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such indemnified person’s own expense.

We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom.

We further agree that we will promptly reimburse Consultant and any other Indemnified Person hereunder for all reasonable expenses (including fees and disbursements of counsel) as they are incurred by Consultant or such other Indemnified Person in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Consultant or any other Indemnified Person is a party) and in enforcing this agreement.

HSF Business Advisors LLC
October 11, 2009

Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim that is subject to this agreement is brought against any Indemnified Person. We acknowledge that in connection with the engagement you are acting as an independent contractor with duties owing solely to us, except as are set forth in Paragraph 11 entitled “Conflict Waiver” in the Engagement Letter between us dated August 25, 2009.

This Indemnification Agreement shall be deemed made in New York. This Indemnification Agreement and all controversies arising from or relating to performance under this Indemnification Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s rules concerning conflicts of laws. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT

The provisions of this Indemnification Agreement shall apply to the abovementioned engagement, activities relating to the engagement occurring from June 1, 2009, which for avoidance of doubt is prior to the date hereof, and any subsequent modification of or amendment to such engagement, and shall remain in fall force and effect following the completion or termination of Consultant’s engagement.

Very truly yours,

AVAX TECHNOLOGIES, INC.

By:	/s/ John Prendergast
John Prendergast
Chairman

Accepted and Agreed:

HSF BUSINESS ADVISORS LLC

By:	/s/ Howard S. Fischer
Howard S. Fischer
Managing Member